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                                       -1-


             EXHIBIT 10-viii - ELBRIDGE FIELD ACQUISITION PURCHASE/SALE
                          AGREEMENT EFFECTIVE MAY 15, 1998

                            PURCHASE AND SALE AGREEMENT



THIS AGREEMENT dated this 27th day of February, 1998, is between Dunlap Oil Company, ("Seller"), with offices at 34 Brookside Drive, Terre Haute, Indiana and Sharon Resources, Inc., ("Buyer"), with offices at 5995 Greenwood Plaza Blvd., Suite 220, Englewood, Colorado 80111.

WHEREAS, Seller desires to sell, and Buyer desires to purchase, upon and subject to the terms and conditions hereinafter set forth, all of Seller's right, title and interest in and to the following:

     (i) All of Seller's interest in, to and under oil and gas leases, leasehold interests, mineral fee interests, rights and interests attributable or allocable to the oil and gas leases or leasehold interests by virtue of pooling, unitization, communitization, and operating agreements, licenses, permits and other agreements, all more particularly described on Exhibit "A" hereto, together with identical undivided interests in and to all the property and rights incident thereto (collectively the "Leases"), including, but not limited to, all rights in, to and under all agreements, product purchase and sale contracts, including any and all past, present and future take-or-pay claims, leases, permits, rights-of-way, easements, licenses, farmouts, farmins, options, orders and other contracts or agreements of a similar nature in any way relating thereto;

     (ii) All of Seller's interest in and to all of the wells, equipment, materials and other personal property, fixtures and improvements on the Leases as of the Effective Time, appurtenant thereto or used or obtained in connection with the Leases or with the production, treatment, sale or disposal of hydrocarbons or waste produced therefrom or attributable thereto, and all other appurtenances thereunto belonging (the "Equipment");

     (iii) All other leasehold interests, royalty and overriding royalty interests owned by Seller in, to and under the Leases or attributable to production therefrom as of the Closing Date (as hereafter defined);

     (iv) All unitization, communitization, pooling and operating agreements, and the units created thereby which relate to the Leases or interests therein described in Exhibit "A" or which relate to any units or wells located on the Leases, including any and all units formed under orders,

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                                       -2-


            regulations, rules and other official acts of the governmental authority having jurisdiction, together with any right, title and interest created thereby in the Leases;

     (v) All rights to claim revenues or gas resulting from any underproduction attributable to Seller's interest in the Leases; and

     (vi) All lease files, land files, well files, oil and gas sales contracts files, gas processing files, division order files, abstracts, title opinions, and all other books, files, maps, logs and records, and all rights thereto, of Seller related to any of the property purchased hereunder (the "Records").

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                                       -3-


All of Seller's interest in the above-mentioned assets is herein collectively referred to as the "Interests".

     (vii) Seller shall reserve in the Assignment and Bill of Sale, in the form as set forth in Exhibit "B", an overriding royalty in the Leases equal to 1/32nd of 8/8ths (3.125%). In the event Buyer forms a governmentally approved Gas Storage Facility which incorporates any of the Leases, or adjacent thereto, including but not limited to the "Nevin Dome", Seller shall be entitled to 1/32nd of 8/8ths (3.125%) of the revenue stream generated by the operation of the Gas Storage Facility.

NOW, THEREFORE, in consideration of the above recitals and of the covenants and agreements herein contained, Seller and Buyer agree as follows:

1. PURCHASE AND SALE. Subject to and upon all of the terms and conditions herein set forth, Seller shall sell, transfer, assign, convey and deliver the Interests to Buyer, and Buyer shall purchase, receive, pay for and accept the Interests from Seller, effective on or before May 15, 1998, 7 a.m. local time (the "Effective Time"). Except as otherwise specifically provided in this Agreement, all costs, expenses and obligations relating to the Interests which were incurred or accrue prior to the Effective Time shall be paid and discharged by Seller; and all costs, expenses and obligations relating to the Interests which were incurred or accrue after the Effective Time shall be paid and discharged by Buyer.

2.   PURCHASE PRICE.

     (a) The purchase price for the Interests shall be NINTY THOUSAND DOLLARS ($90,000.00)(the "Base Purchase Price"), subject to any applicable purchase price adjustment as provided for herein.

     (b) Seller and Buyer agree that the Base Purchase Price shall be allocated among the Interests as set forth on Exhibit "A-1" (the "Allocated Value") for the purpose of (i) establishing a basis for certain taxes, (ii) giving notices of value to the owners of any preferential rights to purchase the Interests, and (iii) determining the value of a Title Defect or an Environment Defect and handling those instances in which the Base Purchase Price is to be adjusted.

3.   TITLE DEFECTS.  As used herein, the term:

     (a) "Defensible Title" shall mean, as to the Interests, such title held by Seller, that, subject to and except for Permitted Encumbrances (as hereinafter defined);

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            (i)     Entitles Seller to receive not less than the "Net Revenue
                    Interest" as set forth in Exhibit "A-1" of all oil, gas and associated liquid and gaseous hydrocarbons produced, saved and marketed from the Interests;

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                                       -5-


            (ii) Obligates Seller to bear costs and expenses relating to the maintenance, development, and operation of all wells located on the Interests in an amount not greater than the "Working Interest" set forth in Exhibit "A-1"; and

            (iii) Is free and clear of any and all encumbrances, liens and defects.

     (b)    The term "Permitted Encumbrances", as used herein, shall mean:

            (i) Lessors' royalties, overriding royalties, and reversionary interests if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest of any Interest to less than the Net Revenue Interest set forth in Exhibit "A-1";

            (ii) Sales contracts covering oil, gas or associated liquid or gaseous hydrocarbons;

            (iii) Preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which (x) waivers or consents are obtained from the appropriate parties, or (y) required notices have been given to the holders of such rights and the appropriate time period for asserting such rights has expired without an exercise of such rights;

            (iv) Liens for taxes or assessments not due or not delinquent on the Closing Date;

            (v) All rights to consent by, required notices to, filings with, or other actions by governmental agencies in connection with the sale or conveyance of oil and gas leases or interests therein or sale of production therefrom if the same are prudently obtained subsequent to such sale or conveyance;

            (vi) Easements, rights-of-way, servitudes, permits, surface leases, and other rights in respect of surface operations on or over any of the Interests which do not operate to interfere with current or proposed operations on the Interests;

            (vii) Liens of operators relating to obligations not yet due or pursuant to which Seller is not in default, and materialmen's, mechanic's, repairmen's, or other similar liens or charges arising in the ordinary course of business incidental to construction,



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                                      -6-

                    maintenance or operation of the Interests that are not such as to interfere with the operation, value or use of the Interests; and

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                                      -7-




            (viii) Such Title Defects or other defects waived by Buyer pursuant to the terms of this Agreement.

     (c)    The term "Title Defect", as used herein, shall mean:

            (i) Any encumbrance, encroachment, irregularity, defect in or objection to Seller's title to the Interests (expressly excluding Permitted Encumbrances) that renders Seller's title to the Interests less than Defensible Title;

            (ii) Seller is in default under some material provision of a lease, farmout agreement or other contract or agreement affecting the Interests which could (x) interfere with the operation, value or use thereof, (y) prevent Seller from receiving the proceeds of production attributable to Seller's interest therein, or (z) result in cancellation of Seller's interest therein;

            (iii) Seller is overproduced with respect to any Interest as of the Effective Time; or

            (iv) Any provision or obligation affecting the Interests contained in any contract or agreement disclosed in the Records which is not customary to currently accepted oil and gas industry standards and (x) requires an extraordinary expenditure in connection with the acquisition, exploration, development or operation of the Interests or (y) would materially diminish the Net Revenue Interest set forth on Exhibit "A-1", or materially increase the Working Interest set forth on Exhibit "A-1", or (z) would otherwise have a material and adverse affect on Buyer's ownership and/or operation of the Interests.

4. PURCHASE PRICE ADJUSTMENTS FOR TITLE DEFECTS. Buyer may, by delivery of written notice to Seller of the existence of a Title Defect, request reduction of the purchase price for the Interest affected. Any such notice by Buyer shall include appropriate evidence to substantiate its position and shall be delivered to Seller on or before May 10, 1998. In the event any such notice is not timely delivered, Buyer shall thereafter have no right to claim a Title Defect; provided, however, Buyer shall retain its right to claim breaches of the special warranty of title contained in
     Section 22 hereof and the Assignment and Bill of Sale delivered at Closing. Seller shall have until May 15, 1998, to cure any Title Defects. In the event Seller is unable to cure a Title Defect, Buyer and Seller shall meet and use their best efforts to agree on the validity of the claim and the amount of any required purchase price adjustment utilizing the Allocated Value for the Interest as set forth on Exhibit "A-1". In determining any required purchase price adjustment, it is the intent of the parties to include,


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                                      -8-


     when possible, only that portion of the Interest adversely affected by the Title Defect. If the Allocated Value of the affected Interest cannot be determined directly from Exhibit "A-1" because the Title Defect is included within, but does not totally comprise, the Interest to which the Allocated Value relates, Buyer and Seller shall attempt to agree on a proportionate reduction of the Allocated Value. In the event the parties cannot mutually agree on the amount of a purchase price adjustment, Buyer shall have the right to (i) accept the Interest with the Title Defect, or (ii) terminate this Agreement as to the Interest affected by the Title Defect and receive a purchase price adjustment equal to the Allocated Value for the affected Interest (iii) Buyer and Seller shall have the right to terminate this Agreement in its entirety.

5. CONDITIONS OF CLOSING BY BUYER. The obligation of Buyer to close is subject to the satisfaction of the following conditions:

     (a) Seller shall have obtained and delivered to Buyer all prerequisite waivers of preferential rights of purchase and all necessary consents for transfer of the Interests, or Buyer and Seller shall have adjusted the purchase price in accordance with the provisions of Section 4;

     (b) Buyer and Seller shall have adjusted the Base Purchase Price for Environmental Defects in accordance with the provisions of Section 13 hereof;

     (d) The representations of Seller contained in Section 7 shall be true on and as of the Closing Date, and Seller shall have delivered to Buyer at the Closing a certificate signed on its behalf to such effect;

     (e) Seller shall have performed in all material respects all of its covenants and agreements contained in this Agreement; and

     (f) Prior to Closing, there shall not have been a material adverse change in the Interests, taken as a whole, excepting depletion due to normal production and depreciation of equipment through ordinary wear and tear.

6. CONDITIONS OF CLOSING BY SELLER. The obligation of Seller to close is subject to the satisfaction of the following conditions:

     (a) Transactions contemplated by, this Agreement by Buyer have been duly authorized by all necessary action on the part of Buyer; and
            (iii) this Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer and is

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                                      -9-


            enforceable against Buyer in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights; and

     (b) The representations of Buyer contained in Section 8 hereof are true on and as of the Closing Date, and Buyer shall have delivered to Seller at the Closing a certificate signed on its behalf to such effect.

     (c) Confirmation by the appropriate agency of the State of Illinois of transfer of well bonds from Seller to Buyer or evidence acceptable to Seller that Buyer has acquired new well bonds acceptable to the State.

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                                      -10-


7.   REPRESENTATIONS OF SELLER.  Seller represents to Buyer that:

     (a) Seller is a corporation validly existing and in good standing under the laws of the State of Indiana and is duly qualified to own its properties and assets and to carry on its business as now being conducted;

     (b) Seller has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly authorized;

     (c) This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against it in accordance with the terms hereof, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights. No other act, approval or proceeding on the part of Seller or any other party is required to authorize the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated hereby;

     (d) This Agreement, and the execution and delivery hereof by Seller, does not and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach of the charter or bylaws of Seller or any other governing documents of Seller, (ii) violate, or conflict with, or constitute a default under, or result in the creation or imposition of any security interest, lien or encumbrance upon any property or assets of Seller under any mortgage, indenture or agreement to which it is a party or by which the Interests are bound, which violation, conflict or default might adversely affect the ability of Seller to perform its obligation under this Agreement, or (iii) violate any statute or law or any judgment, decree, order, writ, injunction, regulation or rule of any court or governmental authority, which violation might adversely affect the ability of Seller to perform its obligations under this Agreement;

     (e) Seller has not been advised directly or indirectly by any owner or lessor under any Leases of any material default under any lease or agreement which has not been remedied or waived, or of any requirements or demands which have not been satisfied;

     (f) All royalties, rentals and other payments due under the Leases have been properly and timely paid, except for those amounts in suspense, and all conditions necessary to keep the Leases in force have been duly performed;



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                                     -11-

     (g) Seller is not obligated to deliver hydrocarbons produced from the Interests at some future time without receiving full payment therefor;

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                                     -12-

     (h) No overbalance of gas deliveries exists with regard to any producing wells included in the Interests as to the interest of Seller;

     (i) No entity has any call upon, option to purchase or similar rights under any agreement with respect to the Interests or to the production therefrom;

     (j) There are no actions, suits, proceedings or governmental investigations or inquiries pending or threatened, against Seller or the Interests which might delay, prevent or materially hinder the consummation of the transactions contemplated hereby or materially adversely affect the title to or value of any of the Interests;

     (k) Seller possesses all licenses, permits, certificates, orders, approvals and authorizations necessary to own the Interests and to carry on its business as now being conducted;

     (l) Seller has complied with all laws, ordinances, rules, regulations and orders applicable to the Interests necessary for the conduct of legal operations of the Interests;

     (m)    Seller is unaware of any Title Defects;

     (n) All ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Interests that have become due and payable have been properly and timely paid;

     (o) Seller has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever; and

     (p) Seller is unaware of any material inaccuracies in information furnished relating to the interests, and has not knowingly withheld material information, but does not warrant completeness or accuracy.

8.   REPRESENTATIONS OF BUYER.  Buyer represents and warrants to Seller that:

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                                     -13-

     (a) Sharon Resources, Inc. is a corporation validly existing and in good standing under the laws of the State of Colorado and is duly qualified to own its properties and assets and to carry on its business as now being conducted;

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                                     -14-

     (b) Buyer has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized;

     (c) This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with the terms hereof, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights. No other act, approval or proceeding on the part of Buyer or any other party is required to authorize the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby;

     (d) This Agreement, and the execution and delivery hereof by Buyer, does not and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach of the charter or bylaws of Buyer or any other governing documents of Buyer, or (ii) violate any statute or law or any judgment, decree, order, writ, injunction, regulation or rule of any court or governmental authority, which violation might adversely affect the ability of Buyer to perform its obligations under this Agreement;

     (e) Buyer possesses all required governmental licenses, permits, certificates, orders and authorizations necessary to own the Interests; and

     (f) Buyer has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

     (g) Buyer has relied upon its own evaluations of written records and other sources, which Buyer deems reliable, and has not, in reviewing and assessing the interests, relied on any oral representations of Seller or its agents or employees.

9. COVENANTS OF SELLER. Seller covenants and agrees that from and after the Effective Time and until the Closing Date:

     (a) SALES. Seller will not sell, transfer, assign, convey or otherwise dispose of any Interests other than (i) oil, gas and other hydrocarbons produced, saved and sold in the ordinary course of business, and (ii) personal property and equipment which is replaced with property and
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                                     -15-

            equipment of comparable or better value and utility in the ordinary and routine maintenance and operation of the Interests;

     (b) ENCUMBRANCES. Seller will not create or permit the creation of any lien, security interest or encumbrance on any Interest, the oil or gas produced therefrom, or the proceeds thereof;
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                                       -16-


     (c)    OPERATION OF INTERESTS.  Seller agrees to:

            (i) Cause the Interests to be developed, maintained and operated in a prudent, good and workmanlike manner, maintain insurance now in force with respect to the Interests, and pay or cause to be paid all costs and expenses in connection therewith;

            (ii) Not participate in the drilling of any new well on the Interests or fail to participate in operations on the Interests proposed by other parties, without the advance written consent of Buyer, which consent or non-consent must be given by Buyer within ten (10) days of the notice from Seller;

            (iii)   Maintain and keep the Leases in full force and effect;

            (iv) Perform and comply with all of its obligations under agreements relating to or affecting the Interests;

            (v) Take no action which will cause any purchaser of production to place in suspense any payment for production sold;

            (vi) Not enter into or assume any contract, agreement or commitment which is not in the ordinary course of business as theretofore conducted or which involves payments, receipts or potential liabilities with respect to the Interests without the written approval of the Buyer; and

            (vii) Carry on its business with respect to the Interests in substantially the same manner as it has heretofore, not introducing any new method of management, operation or accounting with respect to the Interests;

     (d)    CONTRACTS AND AGREEMENTS.  Seller will not:

            (i) Grant any preferential right to purchase or similar right or agree to require the consent of any party to the transfer and assignment of the Interests to Buyer;

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                                       -17-


            (ii) Enter into any gas sales contract or new crude oil sales or supply contract with respect to the Interests which is not terminable without penalty or detriment on notice of sixty
                    (60) days or less;

            (iii) Incur or agree to incur any contractual obligation or liability, absolute or contingent, with respect to the Interests;

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                                       -18-


            (iv) Enter into any transaction the effect of which, considered as a whole, would be to cause Seller's ownership interest in any of the Interests to be altered from its ownership interest as of the Effective Time; or

            (v) Enter into any settlement of or relinquish any outstanding receivables (including, without limitation, the right to receive any retroactive price adjustments, take-or-pay monies, FERC mandated refunds, accounting adjustments, tax adjustments, and Minerals Management Service refunds);

     (e) CONSENTS. If any approval or consent by any federal, state or local government authority is required to vest good and Defensible Title to any of the Interests in Buyer at Closing, Seller agrees to exercise its best efforts, as reasonably requested by Buyer, to obtain all such required approvals or consents. Seller will execute appropriate transfer orders covering the Interests submitted to it for execution designating Buyer as the appropriate party for payment, effective as of the Effective Time;

     (f) NOTICE OF DEFAULTS. Seller will give prompt written notice to Buyer of any notice of default (or written threat of default, whether disputed or denied) received or given by Seller under any instrument or agreement affecting the Interests to which Seller is a party or by which it or any of the Interests is bound; and

     (g)    NOTICE OF EVENTS AND PROPOSALS.   If Seller becomes aware of
            (i) any action or occurrence which reasonably may materially affect any of the Interests, (ii) any proposal from a third party to engage in any material transaction with respect to any of the Interests, or (iii) any suit, action or other proceeding before any court or governmental agency which relates to the Interests or which might result in impairment or loss of the Seller's title to any of the Interests or the value thereof or which might hinder or impede the operation of the Interests, it will give prompt written notice to Buyer of such action, occurrence or proposal.

10. LIABILITIES AND INDEMNITIES OF SELLER. In connection with the sale, conveyance, transfer, assignment and delivery of the Interests to Buyer, Buyer shall not assume or become obligated in any way with respect to the following:

     (a) Any cost, expense or obligation relating to the Interests which accrued prior to the Effective Time unless specifically assumed by Buyer in Section 11 hereof;

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                                       -19-


     (b) Any litigation which affects the Interests, whether pending or threatened, which is based upon omissions, events or occurrences prior to the Effective Time;

     (c) Any federal or state income tax or other tax liability of Seller arising by reason of the transaction contemplated by this
                        Agreement;

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                                       -20-


     (d) Any federal, state, county, municipal, ad valorem, production, windfall profits or other tax liability attributable to Seller's ownership or operation of any of the Interests prior to the Effective Time except as to prorate taxes for the current tax period;

     (e) Any claims arising out of the production or sale of hydrocarbons from the Interests, or the proper accounting or payment to parties for their interests therein, prior to the Effective Time; and

     (f) Any other claim or demand against, or liability or obligation of Seller arising from any act or omission whatsoever of Seller, prior to the Effective Time, whether such claim, demand, liability or obligation is fixed or contingent, and whether the same arises by contract, tort or otherwise.

     Seller shall, to the fullest extent permitted by law, protect, defend, indemnify and hold Buyer and its affiliates, including its directors, officers, employees, agents and representatives of each of them, harmless from and against any and all claims, losses, damages, costs, expenses, diminutions in value, suits, causes of action or judgments of any kind or character with respect to any and all liabilities and obligations or alleged or threatened liabilities and obligations, including, but not limited to, any interest, penalty and any attorneys' fees and other costs and expenses incurred in connection with investigating or defending any claims or actions, whether or not resulting in any liability, attributable to or arising out of (i) Seller's ownership or operation of the Interests prior to the Effective Time, (ii) the breach by Seller of the representations and warranties contained in Sections 7 and 22 hereof, (iii) the breach by Seller of the covenants contained in Sections 9, 14 and 22 hereof, and (iv) the sale, conveyance, transfer, assignment and delivery of the Interests from Seller to Buyer.

11. ASSUMPTION OF OBLIGATIONS AND INDEMNITIES OF BUYER. Buyer shall assume, as of the Effective Time, all contractual obligations of Seller related to the Interests which are recorded or were disclosed by Seller to Buyer in the Records, including without limitation, Seller's obligations under Quit Claim and Release dated _________ ___, 1998, between Midwestern Gas Transmission Company and Dunlap Oil, Inc.; provided, however, Buyer shall not assume any obligation of Seller to pay for another party's debts, expenses or costs incurred prior to the Effective Time owed to an operator of an Interest pursuant to the terms of an Operating Agreement applicable to any of the Interests, or any agreement or obligation claimed as a Title Defect. Buyer shall, to the fullest extent permitted by law, protect, defend, indemnify and hold Seller and its directors, officers, employees, agents and representatives of each of them, harmless from and against any and all claims, losses, damages, costs, expenses, diminutions in value, suits, causes of action or judgments of any kind or character with respect to any and all liabilities and obligations or alleged or threatened liabilities and obligations, including, but not limited to, any interest, penalty and any attorneys' fees and other costs and expenses incurred in connection with investigating or defending any claims or actions, whether or not resulting in any liability, attributable to or arising out of (i) Buyer's ownership or operation of the Interests subsequent to the Effective Time, (ii) the breach by Buyer of the representations contained in Section 8 hereof, and (iii) the breach by Buyer of the covenants contained in Section 14 hereof.

12.  ACCESS OF BUYER.

     (a) Seller will make available to Buyer for examination and copying any of the Records as Buyer may reasonably request, including, but not limited to, engineering, geological, and geophysical data, reports, maps, electric logs, mud logs, production logs, well records relating to the Interests, files relating to claims against or relating to the Interests, if any, and information relating to the physical condition of the Interests and the land adjoining the Interests, including, if any, results of any water or soil testing, NORM and PCB evaluations.

     (b) Seller shall permit Buyer and Buyer's authorized representatives to consult with Seller's employees during reasonable business hours and to conduct, at Buyer's sole risk and expense, inspections and inventories of the Interests that are Seller-operated. During such inspections, Buyer shall have the right to review and conduct tests on the Interests to determine the environmental condition of the Equipment and Lease premises. To the extent Buyer desires similar access to Seller's non-operated Interests, Seller shall assist Buyer in obtaining such access.

13.  PURCHASE PRICE ADJUSTMENTS FOR ENVIRONMENTAL DEFECTS

     (a) "Environmental Defect" shall mean a violation (i) of any environmental rule, regulation or order of any governmental agency having jurisdiction over the Interests and (ii) to which remedial or corrective action either is required or would be undertaken by a prudent operator.

     (b) Buyer may, by delivery of written notice to Seller of the existence of an alleged Environmental Defect, request reduction of the purchase price for the Interest affected. The Environmental Defect notice shall indicate the nature and a description of the Environmental Defect, the Interest to which it relates, and the dollar amount which Buyer believes it would take to rectify or remediate the Environmental Defect.

     (c) The Environmental Defect notice by Buyer shall be delivered to Seller on or before May 10, 1998. In the event any such notice is not timely delivered, all Environmental Defects shall be deemed waived for the purposes of Closing. Seller shall have the right, but not the obligation, to attempt to cure any alleged Environmental Defect prior to Closing. In the event Seller is unable or unwilling to cure an alleged Environmental Defect, Buyer and Seller shall meet and use their best efforts to agree on the validity of the claim of the Environmental Defect and the amount of any required purchase price adjustment.

     (d) In the event the parties cannot mutually agree on the purchase price adjustment for an alleged Environmental Defect, Buyer shall have the right to (i) proceed to Closing and accept the Interest with the alleged Environmental Defect, or (ii) terminate this Agreement as to the Interest affected by the alleged Environmental Defect and receive a purchase price adjustment for such Interest as set forth in Exhibit "A-1", or, where feasible, the proportionate allocated value.

     (e) In the event Seller elects not to cure the alleged Environmental Defect or reduce the purchase price, Seller and Buyer shall have the right to terminate this Agreement in its entirety.

14. CONFIDENTIALITY. All engineering, geological and geophysical data, reports and maps, and all other confidential data provided to Buyer, whether before or after the date of this Agreement, relating to the Interests shall be treated by Buyer as strictly confidential, and shall not be disclosed to any person, firm or corporation without the prior written consent of Seller. In the event this purchase and sale does not close, this covenant shall survive termination of this Agreement; and in the event the sale closes, this covenant with respect to Buyer shall terminate at Closing. After Closing, any information, data or records, either originals or copies thereof, relating to the Interests and retained by Seller shall be treated by Seller as strictly confidential and shall not be disclosed to any person, firm or corporation without the prior written consent of Buyer.

15. CLOSING. The Closing shall be held at 9:00 a.m. on or before May 15, 1998, at the offices of Seller at 34 Brookside Drive, Terre Haute, IN 47802 or at such other time and place as Seller and Buyer may mutually agree in writing (the "Closing" or the "Closing Date").

16.  TRANSACTIONS AT CLOSING.  On the Closing Date:

     (a) Seller shall execute, acknowledge and deliver to Buyer an Assignment and Bill of Sale in the form as set forth in Exhibit "B" hereto (in sufficient counterparts to facilitate recording in applicable counties and filing with the Bureau of Land Management or other governmental authorities) conveying the Interests;

     (b) Seller and Buyer shall execute and deliver a settlement statement that shall set forth the purchase price and each adjustment and the calculation of such adjustments used to determine such amount (the "Closing Amount");

     (c)    Seller shall deliver to Buyer originals of the Records;

     (d) Seller and Buyer shall execute, acknowledge and deliver transfer orders or letters-in-lieu prepared by Seller, and approved by Buyer, directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Interests;

     (e) Seller shall deliver to Buyer exclusive possession of the Interests; and

     (f) Buyer shall deliver to Seller cash by wire transfer or a cashier's check in the amount of the Closing Amount.

17. POST-CLOSING ADJUSTMENTS. Within ninety (90) days after the Closing, the parties shall undertake to agree with respect to the adjustments or payments that were not finally determined as of the Closing, and the amount due from Buyer or Seller, as the case may be, pursuant to the Post-Closing adjustment. Seller shall provide Buyer access to such of Seller's records as may be reasonably necessary to a determination of Post-Closing adjustments. Payment by Buyer or Seller shall be made in immediately available funds within five (5) days of agreement. If the Post-Closing adjustment has not been agreed upon within the time period set forth herein, either party may seek to enforce any rights it claims hereunder.

18. PRORATION OF TAXES. All ad valorem taxes, real property taxes, and similar obligations with respect to the tax period in which the Effective Time occurs (the "current tax period") shall be apportioned between Seller and Buyer as of the Effective Time based on an estimate of the immediately preceding tax period assessment, and the purchase price shall be reduced at Closing by the amount of such estimated taxes owed by Seller for that portion of the current tax period prior to the Effective Time.

19. PROCEEDS OF PRODUCTION. Seller shall be entitled to all proceeds of production attributable to the Interests and accruing to the period prior to the Effective Time. Buyer shall be entitled to all proceeds of production attributable to the Interests and accruing to the period on and after the Effective Time. Seller shall receive a credit in an amount equal to the proceeds received for all production in storage or in transit as of the Effective Time and not previously sold by Seller, which production Seller shall have the right to cause to be measured or gauged as of the Effective Time. All proceeds held in suspense or escrow from the sale of production by Seller prior to the Effective Time attributable to the Interests shall be delivered to Buyer at Closing. Seller shall have no responsibility or liability for the proper distribution of proceeds from and after the Closing Date; provided, however, in the event Seller receives distributions for proceeds of production after the Closing Date for production on or after the Effective Time, Seller will promptly remit such proceeds, along with the supporting documentation, to Buyer.

20. NOTICES. All communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been fully made if actually delivered, or if mailed by registered or certified mail, postage prepaid, return receipt requested, to the address as set forth below:

     SELLER                        BUYER

     Dunlap Oil Company            Sharon Resources, Inc.
     34 Brookside Drive            5995 Greenwood Plaza Blvd., Suite 220
     Terre Haute, IN 47802         Englewood, CO 80111
     Attn.: Garrett Pendergast     Attn.: Jack S. Steinhauser

21. FURTHER ASSURANCE. Incidental and subsequent to Closing, each of the parties shall execute, acknowledge, and deliver to the other such further instruments, and take such other actions as may be reasonably necessary to carry out the provisions of this Agreement.

22. WARRANTIES. THE ASSIGNMENT AND BILL OF SALE EXECUTED PURSUANT HERETO SHALL BE EXECUTED WITHOUT ANY WARRANTY OF TITLE, EITHER EXPRESS OR IMPLIED; PROVIDED, HOWEVER, SELLER SHALL SPECIALLY WARRANT AND AGREE TO DEFEND THE TITLE TO THE INTERESTS AS SET FORTH ON EXHIBIT "A" and "A-1" HERETO AGAINST THE LAWFUL CLAIMS AND DEMANDS OF ALL PERSONS OR ENTITIES CLAIMING THE SAME OR ANY PART THEREOF BY, THROUGH OR UNDER SELLER, BUT NOT OTHERWISE. SELLER MAKES NO EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION AS TO THE EQUIPMENT, WHICH SHALL BE CONVEYED TO BUYER "AS IS, WHERE IS," AND WITH ALL FAULTS AND DEFECTS, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE.

23. CASUALTY LOSS. Seller assumes the risk of any casualty loss prior to Closing.

24. TERMINATION. This Agreement may be terminated at any time by mutual consent of Seller and Buyer. In addition, this Agreement may be terminated
     (i) by Seller by notice to Buyer if all conditions described in Section 6 and 15 shall not have been met and such non-compliance shall not have been caused or waived by the actions or inactions of Seller, (ii) by Buyer by notice to Seller if all conditions described in Section 5 shall not have been met and such non-compliance shall not have been caused or waived by the actions or inactions of Buyer, or (iii) by Buyer or Seller by notice to the other party if purchase price adjustments for Title Defects required by
     Section 4 and/or Environmental Defects required by Section 13 hereof exceed ONE DOLLARS ($1.00). Upon termination of this Agreement the parties shall thereafter be under no further obligation to one another hereunder.

25. EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement, including attorneys' and accountants' fees.

26. ENTIRE AGREEMENT. This instrument states the entire agreement between the parties and may be supplemented, altered, amended, modified or revoked by writing only, signed by both parties.

27. SURVIVAL OF REPRESENTATIONS AND COVENANTS. All representations, warranties, and covenants of the parties to the extent not fully performed or waived prior to Closing shall survive the Closing, other than those contained in Sections 3, 4, 5, 6 and 13 hereof.

28. COUNTERPART. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

29.  TIME OF ESSENCE.  Time is of the essence in this Agreement.

30. ANNOUNCEMENTS. Seller and Buyer shall consult with each other prior to the release of any press releases and other announcements concerning this Agreement or the transactions contemplated hereby.

31. SEVERABILITY. If, at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

32. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. The validity of the various conveyances and transfers affecting the title to the Interests shall be governed by and construed in accordance with the laws of the jurisdiction in which such Interests are situated.

EXECUTED as of the date first above mentioned.


SELLER

DUNLAP OIL COMPANY



By:
   ----------------------------

Title:
      -------------------------


BUYER

SHARON RESOURCES, INC.



By:
   ----------------------------
     Jack S. Steinhauser

Title: Chief Executive Officier

   Attached to and made a part of Purchase and Sale Agreement dated February 27,
                                        1998

                                    EXHIBIT "A"

EDGAR COUNTY, ILLINOIS

ELLIOTT-LUKKEN-MASON UNIT
-------------------------
E/2 NE/4 of Section 2, Township 12 North, Range 11 West

Lessor:             Henry H. Elliott and Garnett H. Elliot, husband and wife
Lessee:             H. R. Snavely
Lease Date:         March 5, 1949
Lease Description:  Lot #5 of the County Clerk's Subdivision of the Northeast
                    Quarter, containing 32.5 acres as shown by plat in Plat Book
                    1, page 237, except that part of said lot lying North of the
                    Paris and Terre Haute Wagon Road, leaving 20 acres, more or less, Section 2, Township 12 North, Range 11 West, Edgar Co.
                    IL
Recording Data:     Book 3, Page 158


Lessor:             Hartvig B. Lukken and Nina Lukken, husband and wife
Lessee:             H. R. Snavely
Lease Date:         March 3, 1949
Lease Description:  The North 26 acres of even width of the Northwest Quarter of the Southeast Quarter: all that part of Lot 2 of the County
                    Clerk's subdivision of the Northeast Quarter lying south of the Paris and Terre Haute Wagon road, (27.64 acres by survey); Lot 34 of the County Clerk's subdivision of said
                    Northeast Quarter (NE/4), (34.20 acres), all in Section 2,
                    Township 12 North, Range 11 West; Also, the East 15.48 acres of the South 35.48 acres of the E/2 SW/4 Section 1, and a part of the E/2 SW/4 Section 1 described as the North
                    14.08 acres of the South 49.56 acres of said E/2 SW/4, except that part lying south of the North Bank of the ditch running East and West near the South line of said 14.08 acre tract: Also a part of the E/2 SW/4 of said section 1 described as beginning in the East line thereof at a point
                    180 feet south of the Northeast Corner of said E/2 SW/4, said point being in the North line of lot #16 of the original town of Elbridge, thence South 50 rods to the North line of tract first above described; thence West 55 rods, thence North to the Northwest Corner of Lot #13 in Taylor's addition to the said town of Elbridge, thence East to the Northwest Corner of Lot #17 in said addition, thence North to the Northwest corner of Lot #9 in said original town of Elbridge, thence East with the South line of Main Street in said original town to the Place of Beginning, containing 17 acres, more or less, containing in total 134.40 acres , more or less, in Township 12 North, Range 11 West, Edgar Co.
                    IL

Recording Data:     Book 3, Page160


Lessor:             James Mason and Alta Mason, husband and wife
Lessee:             H. R. Snavely
Lease Date:         March 10, 1949
Lease Description:  The West 55 acres of even width of that part of the
                    Northwest Quarter(NW/4) of Section 1, that lies north of the
                    Paris and Terre Haute wagon road except 1/4 acre in the
                    Southwest Corner thereof being used for cemetery purposes;
                    and that part of the Northeast Quarter (NE/4) of Section 2 bounded and described
                    as follows:  Beginning at the Northeast Corner of said
                    Section 2, thence West along the North line of said
                    Section 2, 126 rods, thence South to the center of the
                    Paris and Terre Haute Wagon road, thence Southeasterly
                    with said centerline of the Paris and Terre Haute Wagon
                    Road to the east line of the said section 2, thence North
                    along the east line of said Section 2 to the Place of
                    beginning, containing in all One Hundred Two (102) acres,
                    more or less, being in Township 12 North, Range 11 West,
                    Edgar Co. IL
Recording Data:     Book 3, Page 161

MASON-COCKCROFT UNIT
--------------------
W/2 NW/4 of Section 2, Township 12 North, Range 11 West

Lessor:             Frank Stratton and Gladys C. Stratton, husband and wife and
                    Harlan S. Cockcroft and Nelle R. Cockcroft, his wife
Lessee:             H. R. Snavely
Lease Date:         March 3, 1949
Lease Description:  Lots 1 and 2 of County Clerk's subdivision of the E/2 SW/4
                    (9.85 acres); Lot #5  except the West 150 feet of the County
                    Clerk's Subdivision of the NW/4 (3.18 acres), Lot 38 of the
                    County Clerk's subdivision of the NW/4 (.61 acres) and East
                    23 acres of Lot #2 of County Clerk's Subdivision of the
                    NW/4, containing 116.64 acres, more or less Section 1, T12
                    North, Range 11 West, Edgar Co. Illinois
Recording Data:     Book 3, Page 159

Lessor:             Trustees of Schools of Township 12 North, Range 11 West
Lessee:             Forrest H. Lindsay
Lease Date:         June 21, 1949
Lease Description:  Lot #6 of the County Clerk's Subdivision of the NW/4 and
                    Lots # 4 and 5 of Tailors Addition to the Town of Elbridge,
                    Illinois,  Section 1, Township 12 North, Range 11 West,
                    Edgar Co. Il
Recording Data      Book 3, page 164

Lessor:             Harlan S. Cockcroft and Nelle R. Cockcroft, his wife
Lessee              Forrest H. Lindsay
Lease Date          June 7, 1949
Lease Description   The West 10 acres of that part of the NW/4 lying South of
                    the Paris and Terre Haute Wagon Road in Section 1, Township
                    12 North, Range 11 West, Edgar Co. IL
Recording Data      Book 3, page 144

Lessor:             Margaret Reed Etal
Lessee              Forrest H. Lindsay
Lease Date          September 7, 1949
Lease Description   1/2 acre, more or less, out of the Southwest Corner of Lot
                    #2 of County Clerk's Subdivision of the NW/4, Section 1,
                    Township 12 North, Range 11 West, Edgar Co. IL
Recording Data      Book 5, page 223

Lessor:             Halalie Beasley Etal
Lessee              Forrest H. Lindsay
Lease Date          September 7, 1949
Lease Description   1/2 acre, more or less, out of the Southwest Corner of Lot
                    #2 of County Clerk's Subdivision of the NW/4, Section 1,
                    Township 12 North, Range 11 West, Edgar Co. IL
Recording Data      Book 2, page 432

H. S. COCKCROFT UNIT
--------------------
W/2 SW/4 of Section 1, Township 12 North, Range 11 West

Lessor:             Frank Stratton and Gladys C. Stratton, husband and wife and
                    Harlan S. Cockcroft and Nelle R. Cockcroft, his wife
Lessee:             H. R. Snavely
Lease Date:         March 3, 1949
Lease Description:  Lots 1 and 2 of County Clerk's subdivision of the E/2 SW/4
                    (9.85 acres); Lot #5  except the West 150 feet of the County
                    Clerk's Subdivision of the NW/4 (3.18 acres), Lot 38 of the
                    County Clerk's subdivision of the NW/4 (.61 acres) and East
                    23 acres of Lot #2 of County Clerk's Subdivision of the
                    NW/4, Containing 116.64 acres, more or less Section 1, T12
                    North, Range 11 West, Edgar Co. Illinois
Recording Data:     Book 3, Page 159



W. I. MADDOCK UNIT
------------------
E/2SE/4 of Section 2, Township 12 North, Range 11 West

Lessor:             W. I. Maddock and Elizabeth Maddock, husband and wife
Lessee:             Forrest H. Lindsay
Lease Date:         March 21, 1949
Lease Description:  W/2 SW/4, lying South of Sugar Creek, Containing 74 acres, more or less, Section 36, Township 13 North, Range 11 West,
                    Edgar Co. IL
Recording Data:     Book 3, Page 34

Lessor:             W. I. Maddock and Elizabeth Maddock, husband and wife
Lessee:             Forrest H. Lindsay
Lease Date:         May 21, 1949
Lease Description:  E/2 SE/4 and East 28 acres of the South 54 acres of the W/2
                    SE/4, containing 148 acres, more or less, Section 2,
                    Township 12 North, Range 11 West, Edgar Co. IL
Recording Data:     Book 3, Page 114

  Attached to and made a part of Purchase and Sale Agreement dated February 27,
  ----------------------------------------------------------------------------
  1998
  ----


                                 EXHIBIT "A-1"

EDGAR COUNTY, ILLINOIS
                                                               WORKING    NET REVENUE ALLOCATED

PROPERTY DESCRIPTION                                                      INTEREST INTEREST
VALUE


ELLIOTT-LUKKEN-MASON UNIT                                         100.00%         87.50%
       $32,535.00

E/2NE/4 of Section 2, Township 12 North, Range 11 West
Containing 80.00 acres, more or less


MASON-COCKCROFT UNIT                                              100.00%         86.682420%
       $31,428.00

W/2NW/4 of Section 1, Township 12 North, Range 11 West
Containing 80.00 acres, more or less


H. S. COCKCROFT UNIT
       $19,386.00                                                    100.00%         87.50%

W/2SW/4 of Section 1, Township 12 North, Range 11 West
Containing 80.00 acres, more or less


W. I. MADDOCK UNIT                                                            100.00%
        87.50%                                      $6,651.00

E/2SE/4 of Section 2, Township 12 North, Range 11 West
Containing 80.00 acres, more or less                                                      ----------
                                                                                          $90,000.00